UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 15, 2004

WORLD HEALTH ALTERNATIVES, INC.

(Exact name of registrant as specified in this charter)

Florida	333-84934	04-3613924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Penn Center Blvd., Suite 111, Pittsburgh, PA	15235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (412) 829-7800

NOT APPLICABLE

(Former Name or Former Address, if Changes Since Last Report)

ITEM 5 – OTHER EVENTS

On April 24, 2004, World Health Alternatives, Inc. (the “Company”) filed its annual report on Form 10-KSB for the year ended December 31, 2003. In that report, the Company reported Richard E. McDonald’s business experience during the past five years, as required pursuant to Item 401 of Regulation SB. The Company also provided information concerning Mr. McDonald’s educational history, including a statement that he received a B.S. degree from the University of Pittsburgh. Subsequently, in connection with the Company’s ongoing compliance procedures, it was confirmed that Mr. McDonald did attend the University of Pittsburgh but the records available at the time could not confirm that he graduated with a B.S. degree. While the Company believes that the University of Pittsburgh ultimately will provide such confirmation, the Company has determined that, as part of its duty to update reported information, it shall replace the previously reported biographical information of Mr. McDonald as follows without the discretionary disclosure of his educational background:

Richard E. McDonald has been our President, Principal Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors since February 20, 2003. Mr. McDonald devotes approximately 40 hours per week to our business. From November 1999 to present, Mr. McDonald has been the Chief Financial Officer, Secretary, and Treasurer of our wholly owned subsidiary, Better Solutions. Since October 4, 2002, Mr. McDonald has been a limited partner of DR ICE, LP, a Pennsylvania limited partnership that owns and operates a 90,000 square foot sports facility, and a shareholder, the Treasurer and a Director of DR ICE, Inc., a Pennsylvania corporation and the general partner of DR ICE, LP. Mr. McDonald devotes approximately 10 hours per month to DR ICE, LP’s business. From November 1998 to November 1999, Mr. McDonald was an account executive with Robert Half International, Inc., a business consulting firm located in Menlo Park, California. From January 1996 to November 1998, Mr. McDonald was the business manager for the Day Group, a Division of General Motors, located in Pittsburgh, Pennsylvania.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD HEALTH ALTERNATIVES, INC.

By	/s/ Richard E. McDonald
Richard E. McDonald
President
Principal Financial Officer
Principal Accounting Officer
Chairman of the Board of Directors

Date: July 15, 2004

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